MARSH

Marsh Consumer
a service of Seabury & Smith, Inc..
P.O. Box 14521
Des Moines, IA 50306-4521

DATE of ISSUE: November 13, 2009

CONDITIONAL BINDER NO: 6214299

Theodore Liftman Insurance, Inc.
101 Federal Street
Boston, MA 02110-1800

INSURED Pennsylvania Avenue Funds

INSURED BY :	ANNUAL PREMIUM	EFFECTIVE DATE
National Union Fire Insurance Company of Pittsburgh, PA	$526	11/21/2009 12:01 AM

Insuring Agreement	Limit	Deductible
A	$125,000	$0

This Binder shall expire and be of no further force or effect on the earlier of the Binder Expiration date stated below or the date of issuance of said "policy".

If premium payment is not received prior to the expiration date of this binder, the binder is null and void and coverage will be cancelled back to the effective date of this binder.

BINDER EXPIRATION DATE: 1/05/2010

Authorized Agent Signature